UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934
Date of report (Date of earliest event reported): June 21, 2011
Aradigm Corporation
(Exact name of registrant as specified in its charter)

California	000-28402	94-3133088
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)

3929 Point Eden Way, Hayward, California	94545
(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (510) 265-9000
Not Applicable
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.
On June 21, 2011, Aradigm Corporation (the “Company”) entered into an $8.5 million royalty financing agreement (the “Transaction”) with a syndicate of lenders arranged by PBS Capital Management LLC (“PBS Capital”). The agreement created a debt obligation (the “Term Loan”) that will be repaid through and secured by royalties from net sales of the SUMAVEL® DosePro™ (sumatriptan injection) needle-free delivery system payable to Aradigm under its Asset Purchase Agreement (“APA”) with Zogenix, Inc. (“Zogenix”). The APA provides for Aradigm to receive 3% royalty on net sales of SUMAVEL DosePro in all territories.
Under the terms of the royalty financing agreement, Aradigm received a loan of $8.5 million, less fees, transaction and legal expenses (estimated to be approximately $400,000) and an additional $250,000 set aside for an Interest Reserve Account. The lenders will be entitled to receive 100% of all royalties payable to Aradigm under the APA until the principal and accrued interest of the Term Loan are fully repaid, after which time the benefit of any further royalties made under the APA will accrue to Aradigm. The Term Loan will accrue interest at the rate equal to the greater of a) LIBOR or b) one-and-a-half percent (1.50%), plus a margin of fourteen-and-a-half percent (14.5%). To the extent royalty payments are insufficient to pay accrued and unpaid interest under the financing, the shortfall will be funded from the Interest Reserve Account or, if the account is insufficient to pay all of the interest due, the shortfall will be capitalized and added to the principal balance of the Term Loan. The lenders were granted a security interest in the assets of an Aradigm subsidiary that holds Aradigm’s rights to receive royalty payments under the APA. The lenders have no recourse to other assets of Aradigm for repayment of the loan. Amortization of the Term Loan will occur to the extent that royalties payments received for any quarter exceed accrued interest due for that quarter.
Aradigm has the right to prepay the Term Loan after June 21, 2012, subject to the payment of the principal balance plus a prepayment fee of eight percent (8%) of the outstanding balance if prepaid in months 13-24 following the Transaction closing date of June 21, 2011; four percent (4%) if prepaid in months 25-36; and two percent (2%) if prepaid in months 37-48. There will be no prepayment fee for prepaying the Term Loan after the forty-eight (48) month anniversary of the closing date. In addition, Aradigm has the right to make partial prepayments in an amount no less than the greater of (i) ten percent (10%) of the principal balance of the Term Loan outstanding as of the applicable prepayment date or (ii) $1,000,000. Under no circumstances will the receipt of royalty payments from Zogenix in excess of the accrued interest then due be considered prepayments under the Term Loan.
In connection with the Transaction, Aradigm issued to the lenders warrants to purchase a total of 2,840,909 shares of Aradigm common stock at a strike price of $0.22, representing a 20% premium above the average closing price of Aradigm common stock for the ten trading days immediately preceding the closing of the Transaction. The warrants expire on December 31, 2016.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ARADIGM CORPORATION
Dated: June 24, 2011	By:	/s/ Nancy Pecota
		Name:	Nancy Pecota
		Title:	Vice President, Finance and Chief Financial Officer

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